Exhibit 10.7

ORION ENERGY SYSTEMS, INC.
2004 STOCK AND INCENTIVE AWARDS PLAN
STOCK OPTION AWARD

[Name]
[Address]

You have been granted an option (your “Option”) to purchase shares of common stock (“Shares”) of Orion Energy Systems, Inc. (the “Company”) under the Orion Energy Systems, Inc. 2004 Stock and Incentive Awards Plan (the “Plan”) with the following terms and conditions:

Grant Date:	May [ ], 2013
Type of Option:	Nonqualified Stock Option
Number of Option Shares:	[ ] ([ ])
Exercise Price per Share:	U.S. $____._____
Vesting:
Thirty-three and one-third percent (33-1/3%) of your Option will vest and become exercisable on each of December 31, 2013, December 31, 2014 and December 31, 2015, provided you remain in employment or service during such period. Upon your termination of employment from, or cessation of services to, the Company and its Affiliates, the unvested portion of your Option will immediately terminate.

Termination Date:
Your Option expires at, and cannot be exercised after, the close of business at the Company’s headquarters on the earliest to occur of:

•    The tenth (10th) anniversary of the Grant Date;
•    One year after your termination of your director service as a result of death or disability (within the meaning of Code Section 22(e)(3)); or
•    90 days after your termination of your director service for any other reason, provided that if you die during this 90 day period, the exercise period will be extended until one year after the date of your death.
If the date this Option terminates as specified above falls on a day on which the stock market is not open for trading or on a date that you are prohibited by Company policy (such as an insider trading policy) from exercising the Option, the termination date shall be automatically extended to the first available trading day following the original termination date, but not beyond the tenth (10th) anniversary of the Grant Date.

Notwithstanding the above, your entire Option is terminated immediately if your directorship is terminated for Cause (as defined below), or if your director service is otherwise terminated at a time when you could be terminated for Cause, or you voluntarily terminate without the Company’s prior consent.

For purposes of this Agreement, “Cause” means any of the following: (i) failure to perform or observe any of the terms or provisions of any written employment agreement with the Company or an Affiliate, or if no written employment agreement exists, the gross dereliction of your employment duties; (ii) failure to comply fully with the lawful directives of the Board of Directors of the Company; (iii) dishonesty; (iv) misconduct; (v) conviction of a crime involving moral turpitude; (vi) substance abuse; (vii) misappropriation of funds: (viii) disloyalty or disparagement of the Company, and of its Affiliates, or any of their management or employees; or (ix) other proper cause determined in good faith by the Committee.

Manner of Exercise:
You may exercise your Option only to the extent vested and only if it has not terminated. To exercise your Option, you must complete the “Notice of Stock Option Exercise” form provided by the Company and return it to the address indicated on the form. The form will be effective when it is received by the Company, but exercise will not be completed until you pay the total exercise price and all applicable withholding taxes due as a result of the exercise to the Company.

If someone else wants to exercise your Option after your death, that person must contact the Company and prove to the Company’s satisfaction that he or she is entitled to do so.

Your ability to exercise your Option may be restricted by the Company if required by applicable law.

Restrictions on Resale:
By accepting your Option, you agree not to sell any Shares acquired under your Option at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Restrictions on Transfer:
During your lifetime, this Option is only exercisable by you. You may not transfer, pledge or assign this Option, by operation of law or otherwise, except pursuant to your will or the laws of descent and distribution. If you attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option, except as provided above, or in the event this Option is subject to levy or attachment, execution or similar process, the Company may terminate this Option by providing written notice to you.

Rescission of Exercise; Disgorgement of Option Gains:
If you are terminated for Cause, or if you are not terminated for Cause but the Committee later determines that you could have been terminated for Cause if all facts had been known at that time, or if the Committee determines that, after your termination of your directorship, you have violated the provisions of any non-competition, non-solicitation, confidentiality or assignment of inventions agreement then in effect, then your Option will terminate immediately on the date of such termination or determination, as applicable, and the Committee may, in its sole and absolute discretion, (i) rescind any notice of exercise submitted by you for which payment or the issuance of Shares has not been completed, in which event any exercise price you have tendered will be promptly returned to you or retained by the Company as an offset as provided below, and/or (ii) notify you in writing within two (2) years after exercise of all or any portion of the Option that any exercise made within the one (1) year period prior to your termination or prior to your breach of any non-competition, non-solicitation, confidentiality or assignment of inventions agreement, is rescinded. Within ten (10) days after receiving such notice from the Company, you shall pay to the Company the amount of any cash payment received, or the value of any other gain realized, as a result of the rescinded exercise. Notwithstanding the foregoing, the Company shall have the right to retain (as an offset against any amounts due hereunder), the exercise price and withholding amount tendered by you with respect to any rescinded exercise, and the Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder.

Miscellaneous:
•    As a condition of the granting of your Option, you agree, for yourself and your legal representatives or guardians, that this Stock Option Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Stock Option Award or the Plan and any determination made by the Committee pursuant to this Stock Option Award or the Plan shall be final, binding and conclusive. Notwithstanding the foregoing, this Stock Option Award may not be amended, and the Company may not take any other action the effect of which is,  to reduce the Exercise Price per Share other than (i) pursuant to Section 6.4 of the Plan, and in accordance with Section 1.409A-1(b)(5)(v)(B) of the Treasury Regulations, or (ii) in connection with a transaction which is considered the grant of a new option for purposes of Section 409A of the Code, provided that the new Exercise Price per Share is not less than Fair Market Value of a Share on the new grant date.
•    As a condition of the granting of your Option, except as required by law, you agree not to disclose information regarding the existence, terms, or conditions of this Option to any person or entity whatsoever, including without limitation any members of the media (including, but not limited to, print journalists, newspapers, radio, television, cable, satellite programs, or Internet media) or any Internet web page or “chat room,” or any other entity or person, with the exception of your spouse, accountant, tax advisor, and/or attorneys. Any violation of this provision may result in immediate and complete forfeiture of all rights granted under this Option if so determined by the Committee.
•    As a condition of the granting of your Option, you acknowledge and agree that this Stock Option Award and the Plan constitute the entire agreement of the parties with respect to the subject matter of this Stock Option Award and the Plan. This Stock Option Award and the Plan supersede any and all other agreements or representations, both verbal and written, between the parties to this Stock Option Award with respect to options to purchase Common Stock or any other security of the Company.
•    This Stock Option Award may be executed in counterparts.

Your Option is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Option and definitions of capitalized terms used and not defined in your Option can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS STOCK OPTION AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

John H. Scribante, CEO	[Name], Optionee

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